Exhibit 99.1

Rule 438 Director Nominee Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a prospective director of Clean Energy Technologies, Inc. (“CETY”) in the Registration Statement on Form S-1 filed by CETY with the Securities and Exchange Commission.

/s/Ted Hsu
Name:	Mr. Ted Hsu, Director Nominee
Date:	January 29, 2023